Filed Pursuant to Rule 433

Registration No. 333-179613

June 10, 2014

Free Writing Prospectus

To Prospectus dated February 22, 2012

and Preliminary Prospectus Supplement

Dated June 10, 2014

$1,700,000,000

Johnson Controls, Inc.

$300,000,000 1.400% Senior Notes due 2017

$500,000,000 3.625% Senior Notes due 2024

$450,000,000 4.625% Senior Notes due 2044

$450,000,000 4.950% Senior Notes due 2064

Pricing Term Sheet

June 10, 2014

Issuer:	Johnson Controls, Inc.

Trade Date:	June 10, 2014

Settlement Date:	June 13, 2014 (T+3)

Ratings*:	Baa2 (Stable) – Moody’s Investors Service Inc. BBB+ (Stable) – Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:

ING Financial Markets LLC

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Banca IMI S.p.A.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

ICBC International Securities Limited

Morgan Stanley & Co. LLC

RBS Securities Inc.

Standard Chartered Bank

UniCredit Capital Markets LLC

Title:	2017 Notes	2024 Notes	2044 Notes	2064 Notes

Aggregate Principal Amount Offered:	$300,000,000	$500,000,000	$450,000,000	$450,000,000

Maturity:	November 2, 2017	July 2, 2024	July 2, 2044	July 2, 2064

Interest Rate:	1.400% per year	3.625% per year	4.625% per year	4.950% per year

Benchmark Treasury:	UST 0.875% due May 15, 2017	UST 2.500% due May 15, 2024	UST 3.625% due February 15, 2044	UST 3.625% due February 15, 2044

Spread to Benchmark Treasury:	+ 55 basis points	+100 basis points	+120 basis points	+ 150 basis points

Benchmark Treasury Price and Yield:	99-30 3/4 ; 0.889%	98-27+; 2.631%	103-01; 3.461%	103-01; 3.461%

Yield to Maturity:	1.439%	3.631%	4.661%	4.961%

Price to Public:	99.872%	99.948%	99.418%	99.794%

Interest Payment Dates:	Semiannually in arrears on May 2 and November 2 of each year, commencing November 2, 2014	Semiannually in arrears on January 2 and July 2 of each year, commencing January 2, 2015	Semiannually in arrears on January 2 and July 2 of each year, commencing January 2, 2015	Semiannually in arrears on January 2 and July 2 of each year, commencing January 2, 2015

Optional Redemption:	Callable at the greater of par or the make-whole (T+10 basis points)	Prior to April 2, 2024, callable at the greater of par or the make-whole (T+15 basis points)	Prior to January 2, 2044, callable at the greater of par or the make-whole (T+20 basis points)	Prior to January 2, 2064, callable at the greater of par or the make-whole (T+25 basis points)

Par Call:	—	On or after April 2, 2024	On or after January 2, 2044	On or after January 2, 2064

Special Mandatory Redemption:	The issuer shall redeem the 2017 Notes if the acquisition of Air Distribution Technologies is not consummated on or prior to December 31, 2014 or the acquisition agreement is terminated at any time prior thereto other than in connection with the consummation of the acquisition and is not otherwise amended or replaced, at 101% of the aggregate principal amount	The issuer shall redeem the 2024 Notes if the acquisition of Air Distribution Technologies is not consummated on or prior to December 31, 2014 or the acquisition agreement is terminated at any time prior thereto other than in connection with the consummation of the acquisition and is not otherwise amended or replaced, at 101% of the aggregate principal amount	The issuer shall redeem the 2044 Notes if the acquisition of Air Distribution Technologies is not consummated on or prior to December 31, 2014 or the acquisition agreement is terminated at any time prior thereto other than in connection with the consummation of the acquisition and is not otherwise amended or replaced, at 101% of the aggregate principal amount	The issuer shall redeem the 2064 Notes if the acquisition of Air Distribution Technologies is not consummated on or prior to December 31, 2014 or the acquisition agreement is terminated at any time prior thereto other than in connection with the consummation of the acquisition and is not otherwise amended or replaced, at 101% of the aggregate principal amount

Tax Event Redemption:	—	—	—	Callable at par within 90 days of a “tax event”

CUSIP/ISIN:	478373 AB9 / US478373AB95	478373 AC7 / US478373AC78	478373 AD5 / US478373AD51	478373 AE3 / US478373AE35

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_distribution@baml.com.